Exhibit 99.1

For Immediate Release

For More Information:
Michael G. Sanchez	Andy Mus
Chief Executive Officer	Senior Vice President
Coastal Banking Company Inc.	Marsh Communications LLC
904-321-0400	404-327-7662

Coastal Banking Company Reports Second Quarter 2009 Earnings

BEAUFORT, S.C., Aug. 12, 2009 – Coastal Banking Company Inc. (OTCBB:CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., today reported a net loss of $244,632 before preferred stock dividends, or a loss of $0.15 per diluted common share, for the quarter ended June 30, 2009.

This compares to a net loss of $1.9 million, or a loss of $0.81 per diluted common share, for the first quarter of 2009, which included a non-recurring charge of $507,366, and to a loss of $577,356, or a loss of $0.23 per diluted share, in the second quarter of 2008, which included a non-recurring charge of $508,000.

Key highlights from the second quarter of 2009 include:

▪

Capital levels at the holding company remained strong, as did liquidity.

▪

Net loan charge-offs as a percentage of average loans declined by 57 basis points from the first quarter.

▪

Allowance for loan losses as a percentage of loans increased by 30 basis points over the previous quarter.

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Net interest margin expanded by 17 basis points over the previous quarter.

▪

The wholesale mortgage banking division continued its strong growth pattern, originating approximately $251 million in loans available for sale in the secondary market.

“We continued to see positive trends in key areas of our core business during the second quarter, including income growth, expansion of our net interest margin and a reduction in net charge-

CBCO Reports Second Quarter 2009 Earnings, page 2

offs,” said Michael G. Sanchez, chief executive officer. “As a result, we narrowed our loss significantly in the quarter despite increasing our allowance for loan losses by nearly $1 million, while maintaining solid capital and liquidity positions.

“We still have our work cut out for us as we move forward,” Sanchez continued. “Sluggish economic conditions continue to impact all banks, large and small. In response, we are taking deliberate and strategic steps to maintain our capital and liquidity, improve our loan portfolio and control costs. Though we expect some bumps in the months ahead, we are encouraged by the positive strides we are making and the momentum we are generating.”

At June 30, 2009, CBC National Bank had a total risk-based capital ratio of 14.07 percent and a Tier 1 risk-based capital ratio of 12.81 percent, which exceed the 10 percent and 6 percent respective thresholds for being classified as “well capitalized” by federal regulators. The company also continued to have ample liquidity, with $78 million in excess funding available from multiple sources at June 30, 2009.

Net charge-offs for the second quarter of 2009 totaled $473,000, or 0.15 percent of average loans, compared $2.2 million, or 0.72 percent in the first quarter of 2009, and $6.2 million, or 2.04 percent at Dec. 31, 2008.

The company’s provision for loan losses totaled $1.5 million for the second quarter of 2009, $977,000 in excess of net charge-offs, compared to $2.9 million in the first quarter of 2009, or $742,000 in excess of net charge-offs, and $6.6 million at Dec. 31, 2008, which was $359,000 in excess of net charge-offs. The company increased its allowance for loan losses to $6.5 million, or 2.13 percent of loans outstanding at June 30, 2009, from $5.6 million, or 1.83 percent of loans outstanding, at March 31, 2009.

Nonaccrual loans as a percentage of total assets at the end of the second quarter were 5.31 percent, compared to 5.11 percent at the end of the previous quarter and 3.82 percent at Dec. 31, 2008, reflecting a decline in the rate of increase over the past several quarters. Other real estate owned at June 30, 2009, totaled $6.8 million, compared to $5.8 million at Dec. 31, 2008.

CBCO Reports Second Quarter 2009 Earnings, page 3

“Although we believe that asset quality is beginning to stabilize, we increased our allowance for loan losses in response to the constant, ongoing pressure and strains that the stagnant economy is placing on customers of all banks,” said Sanchez. “We expect this stress to continue for some time.”

Total assets at June 30, 2009, were $487.9 million, a 2.3 percent increase from $476.8 million at Dec. 31, 2008. Total shareholders’ equity was $50.0 million at June 30, 2009, compared to $52.0 million at Dec. 31, 2008.

Total deposits were $368.4 million at June 30, 2009, compared to $363.1 million at the end of the first quarter of 2009, and $362.7 million at Dec. 31, 2008. Total loans were $305.7 million at the end of the second quarter of 2009, compared to $305.2 million at the end of the first quarter of 2009, and $304.4 million at the end of 2008.

Commercial real estate construction loans at $81.1 million continued to decline as a percentage of the company’s overall loan portfolio, from 29 percent at Dec. 31, 2008 to 27 percent, at June 30, 2009. Residential real estate mortgage loans totaled $108.0 million at the end of the second quarter of 2009, compared to $107.2 million at the end of the previous quarter and $103.6 million at Dec. 31, 2008.

The bulk of the company’s loan growth continued to come from its wholesale mortgage banking division, which originated approximately $251 million in loans available for sale in the secondary market during the second quarter of 2009. This compares to $235 million in loans originated for sale in the secondary market during the first quarter of 2009.

“The performance of our wholesale banking division has been outstanding,” said Sanchez. “More than half of the revenue it generated in the second quarter was from sources other than re-financing. That bodes well for the long-term success of this division.”

CBCO Reports Second Quarter 2009 Earnings, page 4

Net interest income before provision for loan losses totaled $2.7 million in the second quarter of 2009, an increase from $2.4 million earned in the first quarter of 2009 and $2.6 million earned in the second quarter of 2008. Noninterest income was $2.3 million at June 30, 2009, compared to $2.2 million in the first quarter of 2009 and $806,192 in the second quarter of 2008.

The year-over-year gain in noninterest income is due primarily to the significant improvement in mortgage banking income, which increased from $349,000 in the second quarter of 2008 to $1.8 million for the quarter ended June 30, 2009. Noninterest expense for the second quarter of 2009 totaled $3.9 million compared to $4.3 million in the previous quarter and $3.5 million in second quarter of 2008.  Excluding the impact of the wholesale mortgage banking division, noninterest expense was down by $459,000, or 14 percent, for the second quarter of 2009 when compared to the same quarter in 2008.

The company’s net interest margin at the end of the second quarter of 2009 was 2.38 percent, an increase of 17 basis points from 2.21 percent at March 31, 2009, and an increase of 36 basis points from 2.02 percent at Dec. 31, 2008. This improvement is largely a reflection of the company’s successful efforts to reduce deposit and other borrowing costs during the quarter.

Net loss for the six months ended June 30, 2009, was $2.2 million, compared to a net loss of $189,583 for the same period in 2008. Diluted loss per common share for the first six months of 2009 was $0.96, compared to a diluted loss per common share of $0.07 in the same period a year ago.

Net interest income for the first six months of 2009 was $5.1 million, compared to $5.2 million in the first six months of 2008. Noninterest income was $4.4 million for the first six months of 2009, compared to $1.9 million in the same period of 2008. Noninterest expense was $8.2 million for the first half of 2009, compared to $6.5 million for the same period in 2008.  The year over year increase in noninterest expense reflects the activity of the wholesale mortgage banking group. Excluding the impact of wholesale mortgage banking, noninterest expense decreased by $249,000, or 4 percent, in the first half of 2009 when compared to the first half of 2008.

CBCO Reports Second Quarter 2009 Earnings, page 5

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $487.9 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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CBCO Reports Second Quarter 2009 Earnings, page 6

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30	December 31
	2009	2008
Assets
Cash and due from banks	$5,018,080	$4,790,625
Interest-bearing deposits in banks	195,143	110,748
Federal funds sold	356,948	464,724
Securities available for sale, at fair value	74,272,010	81,438,389
Securities held to maturity, at cost	2,000,000	3,022,621
Restricted equity securities, at cost	4,978,250	4,793,916
Loans held for sale , at fair value	37,951,920	31,404,990

Loans, net of unearned income	305,668,889	304,418,704
Less allowance for loan losses	6,525,005	4,833,491
Loans, net	299,143,884	299,585,213

Premises and equipment, net	7,726,399	7,849,316
Cash surrender value of life insurance	7,254,471	7,107,522
Intangible assets	191,761	260,641
Goodwill	10,411,914	10,411,914
Foreclosed assets	6,772,530	5,750,973
Other assets	31,624,281	19,838,157
Total assets	$487,897,591	$476,829,749
Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$19,940,230	$18,639,212
Interest-bearing	348,476,569	344,017,033
Total deposits	368,416,799	362,656,245

Other borrowings	57,974,585	51,692,588
Junior subordinated debentures	7,217,000	7,217,000
Other liabilities	4,274,541	3,259,236
Total liabilities	437,882,925	424,825,069

Shareholders’ Equity:
Preferred stock, par value $.01; 10,000,000 shares authorized;	9,484,208	9,453,569
9,950 shares issued and outstanding in
2009 and 2008
Common stock, par value $.01; 10,000,000 shares authorized;	25,687	25,687
2,568,707 shares issued and outstanding in
2009 and 2008
Additional paid-in capital	41,081,613	41,037,403
Retained earnings (deficit)	(1,293,169)	1,165,630
Accumulated other comprehensive income	716,327	322,391
Total shareholders’ equity	50,014,666	52,004,680
Total liabilities and shareholders’ equity	$487,897,591	$476,829,749

CBCO Reports Second Quarter 2009 Earnings, page 7

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statement of Operations

	For the three months		For the six months
	ended June 30		ended June 30
	2009	2008	2009	2008
Interest income:
Interest and fees on loans	$4,522,375	$5,197,769	$8,972,514	$10,606,162
Interest on taxable securities	778,762	846,349	1,620,069	1,750,596
Interest on nontaxable securities	155,404	162,659	314,946	325,758
Interest on deposits in other banks	56	6,387	187	19,667
Interest on federal funds sold	427	20,349	521	96,753
Total interest income	5,457,024	6,233,513	10,908,237	12,798,936

Interest expense:
Interest on deposits	2,355,472	3,183,826	4,907,984	6,692,156
Interest on junior subordinated debentures	104,196	120,209	213,559	248,029
Interest on other borrowings	336,168	352,690	691,272	639,243
Total interest expense	2,795,836	3,656,725	5,812,815	7,579,428

Net interest income	2,661,188	2,576,788	5,095,422	5,219,508
Provision for loan losses	1,450,000	896,251	4,380,000	1,018,751
Net interest income after provision for loan losses	1,211,188	1,680,537	715,422	4,200,757

Non-interest income:
Service charges on deposit accounts	130,492	184,156	288,741	354,610
Other service charges, commissions and fees	79,010	62,305	154,127	122,116
Income from investment in life insurance contracts	74,040	70,013	149,071	142,125
Mortgage banking income	1,819,971	349,342	4,124,632	780,654
SBA loan income	40,410	137,951	83,745	273,808
Gain on sale of securities available for sale	––	––	––	206,811
Gain on tender of securities held to maturity	98,996	––	98,996	––
Loss on Silverton Financial Services stock	––	––	(507,366)	––
Other income	8,436	2,425	15,775	4,558
Total other income	2,251,355	806,192	4,407,721	1,884,682

CBCO Reports Second Quarter 2009 Earnings, page 8

COASTAL BANKING COMPANY, INC. AND SUBSIDIARIES

Consolidated Statement of Operations (continued)

	For the three months		For the six months
	ended June 30		ended June 30
	2009	2008	2009	2008
Non-interest expenses:
Salaries and employee benefits	1,927,952	2,003,852	4,300,598	3,639,159
Occupancy and equipment expense	292,392	299,334	581,283	581,825
Advertising fees	31,157	72,498	53,828	138,366
Amortization of intangible assets	34,440	54,687	68,880	109,374
Audit fees	97,603	60,686	160,171	119,849
Data processing fees	241,833	228,130	465,105	442,924
Director fees	44,900	66,560	85,300	142,034
FDIC insurance premiums	207,373	67,222	586,082	102,967
Legal and other professional fees	163,879	199,824	354,325	375,042
Mortgage loan expense	109,737	85,883	295,003	152,988
OCC examination fees	30,846	28,215	61,692	62,285
Other real estate expenses	149,149	63,948	206,559	78,629
Other operating expense	527,737	304,871	937,129	590,580
Total other expenses	3,858,998	3,535,710	8,155,955	6,536,022

Loss before income tax benefit	(396,455)	(1,048,981)	(3,032,812)	(450,583)
Income tax benefit	(151,823)	(471,625)	(853,400)	(261,000)
Net loss	$(244,632)	$(577,356)	$(2,179,412)	$(189,583)

Preferred stock dividends	139,806	-	279,387	-
Net loss available to common shareholders	$(384,438)	$(577,356)	$(2,458,799)	$(189,583)
Basic and diluted loss per common share	$(0.15)	$(0.23)	$(0.96)	$(0.07)